Exhibit 4.1

CERTIFICATE OF DESIGNATION of SERIES A CONVERTIBLE PREFERRED STOCK of TREK RESOURCES, INC.

Pursuant to Section 151 of the Delaware General Corporation Law

            Trek Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board") pursuant to authority of the Board as required by Section 151 of the Delaware General Corporation Law.

            RESOLVED, that pursuant to the authority granted to the Board in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1. DESIGNATION AND AMOUNT.

            The designation of this series, which consists of One Hundred Thousand (100,000) shares (each such share being referred to herein as a "Preferred Share" and all such shares being collectively referred to as the "Preferred Shares") of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the face amount shall be Ten Dollars ($10.00) per share (the "Stated Value"). The Preferred Shares are being issued pursuant to the provisions of a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated December 2, 2002, by and among the Corporation, Michael E. Montgomery and Faye C. Briggs.

2. DIVIDENDS.

          (a)    Dividend Rate; Payments. The holders (each, a "Holder" and collectively, the "Holders") of Preferred Shares shall be entitled to receive, to the extent permitted by applicable law, and in preference to the payment of any dividend on any class or series of Junior Securities (as defined below), cumulative dividends ("Dividends") on each Preferred Share in an amount equal to, on an annualized basis, the Stated Value of such Preferred Share times seven percent (7%). Dividends shall accrue, whether or not earned or declared, on each Preferred Share beginning on the date of the original issuance thereof (such date of original issuance being referred to as the "Purchase Date") through, to and including the date of conversion or redemption thereof in accordance with the terms hereof. Accrued Dividends on each outstanding Preferred Share, whether or not earned or declared, shall be payable semi-annually on July 1st and January 1st of each calendar year (each, a "Dividend Payment Date"). If, on any date, Dividends on any outstanding Preferred Shares have not been paid or declared by the Board in accordance with applicable law and set aside for payment with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid or declared and set aside for payment before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set apart with respect to any Junior Securities on or after such date.

          (b)     Payment of Dividends. Dividends shall be paid in cash in immediately available funds by the close of business on each Dividend Payment Date; provided, however, that the Corporation may elect to pay Dividends in shares ("Dividend Payment Shares") of the Corporation's common stock, par value $.01 per share ("Common Stock"), upon the delivery of written notice to each Holder of such election five (5) Business Days prior to each applicable Dividend Payment Date. Such notice shall specify (A) the applicable Dividend Payment Date, (B) the amount of the payable Dividend and (C) the calculation of the number of Dividend Payment Shares to be received and the Dividend Payment Share Price (as defined below) in accordance with Sections 2(c) and 2(d).

          (c)     Delivery of Dividend Payment Shares. In the event of the utilization of Dividend Payment Shares to satisfy its Dividend payment obligations, the Corporation shall deliver to each Holder, on or before (i) the fifth (5th) Business Day (as defined below) following the applicable Dividend Payment Date and (ii) with respect to Dividend Payment Shares which are disputed as described in Section 2(e) below, and required to be delivered by the Corporation pursuant to the accountant's calculations described therein, the date for delivery thereof specified in such Section 2(e) (the "Dividend Payment Share Delivery Date"), the aggregate number of whole Dividend Payment Shares that is determined by dividing (x) the amount of the Dividend to which such Holder is entitled as of such Dividend Payment Date with respect to all of such Holder's Preferred Shares by (y) the applicable Dividend Payment Share Price (as defined below) on such Dividend Payment Date. The Corporation shall effect delivery by delivering to the Holder or its nominee stock certificates representing such Dividend Payment Shares no later than the close of business on such Dividend Payment Share Delivery Date. No fractional Dividend Payment Shares shall be issued; the Corporation shall, in lieu thereof, at its sole discretion, either issue a number of Dividend Payment Shares which reflects a rounding up to the next whole number of shares or pay cash in an amount calculated by multiplying the amount of the fractional share times the Closing Bid Price (as defined below) used to calculate the Dividend Payment Share Price for such Dividend Payment Date. Dividend Payment Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation.

          (d)     Calculation of Dividend Payment Share Price. The "Dividend Payment Share Price" shall mean the average Closing Bid Price for the Common Stock during the sixty (60) Trading Days occurring immediately prior to (but not including) the applicable Dividend Payment Date.

          (e)     Disputed Dividend Payment Shares. In the case of a dispute between the Corporation and a Holder as to the calculation of the Dividend Payment Share Price or the number of Dividend Payment Shares issuable at any time, the Corporation shall promptly issue to such Holder the number Dividend Payment Shares that are not disputed and shall submit the disputed calculations to the Corporation's independent accountant within three (3) Business Days of the date that such Holder notifies the Corporation of such a dispute. The Corporation shall cause such accountant to calculate the Dividend Payment Share Price and the applicable number of Dividend Payment Shares to be received as provided herein and to notify the Corporation and such Holder of the results in writing no later than three (3) Business Days following the day on which it received the disputed calculations. The Corporation shall deliver the Dividend Payment Shares, if any, owed to a Holder pursuant to such accountant's calculations on or before the close of business on the third (3rd) Business Day following the Corporation's receipt of notice from such accountant of the results of its calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the Corporation.

          (f)    Certain Definitions. "Trading Day" shall mean any day on which the Common Stock is traded on the principal securities exchange or market located in the United States on which the Common Stock is then traded. "Closing Bid Price" means, with respect to a security, the closing bid price of such security on the principal securities exchange or trading market located in the United States where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets ("Bloomberg") is not then reporting closing bid prices of such security, as reported by Nasdaq, or if neither Bloomberg nor Nasdaq is reporting such prices, as reported by a reporting service of national reputation comparable to Bloomberg selected by the Holders of a majority of the then outstanding Preferred Shares and reasonably acceptable to the Corporation (an "Alternative Reporting Service"), or if none of the foregoing apply, the last reported bid price of such security in the U.S. over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg or an Alternative Reporting Service or, if no bid price is reported for such security by Bloomberg or an Alternative Reporting Service, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, LLC. If the Closing Bid Price cannot be calculated for such security on any of the foregoing bases, the Closing Bid Price of such security shall be the fair market value as reasonably determined by an investment banking firm selected by the Holders of a majority of the then outstanding Preferred Shares and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation. "Business Day" means any day on which commercial banks located in the City of Dallas, Texas are open for business.

3. PRIORITY.

(a) Payment upon Dissolution.

       (i)     Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities (as defined below) unless each Holder shall have received the Liquidation Preference (as defined below) with respect to each Preferred Share then held by such Holder.

        (ii)     The "Liquidation Preference" with respect to a Preferred Share shall mean an amount equal to the Stated Value of such Preferred Share (subject to ratable adjustment in the event of any stock split or combination of the Series A Preferred Stock and to equitable adjustment in the event of a reclassification of the Series A Preferred Stock or other similar event) plus any accrued and unpaid Dividends thereon. "Junior Securities" shall mean the Common Stock and all other capital stock of the Corporation.

4. CONVERSION.

          (a)     Right to Convert. Subject to the provisions of Section 4(e) hereof, each Holder shall have the right to convert, at any time and from time to time from and after the Purchase Date, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock ("Conversion Shares") as is computed in accordance with the terms hereof (a "Conversion").

          (b)     Conversion Notice. In order to convert Preferred Shares, a Holder shall send a notice of conversion (a "Conversion Notice"), in substantially the form of Exhibit A hereto, to the Corporation stating the number of Preferred Shares to be converted, the applicable Conversion Price (as defined below) and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) the certificate or certificates representing the Preferred Shares being converted, duly endorsed for conversion. The effective date of a Conversion shall be the date that the applicable Conversion Notice is received by the Corporation (the "Conversion Date"). The Corporation (or its designated transfer agent for the Common Stock (the "Transfer Agent")) shall issue a new certificate for Preferred Shares in the event that less than all of the Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be record owner of the Common Stock to which such Conversion Notice relates.

          (c)     Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing the aggregate Stated Value of the Preferred Shares to be converted by the Conversion Price (as defined herein) in effect on the applicable Conversion Date. Subject to adjustment as provided in Section 6 below, the "Conversion Price" shall mean Seven Cents ($0.07).

          (d)     Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice from a Holder pursuant to Section 4(b) above, the Corporation shall, no later than the close of business on the third (3rd) Business Day following the Conversion Date (the "Delivery Date"), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares as shall be determined as provided herein. The Corporation shall effect delivery of Conversion Shares to a Holder by delivering to the Holder or its nominee stock certificates representing such Conversion Shares. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and, at the Corporation's sole discretion, either the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher number of Conversion Shares or the Corporation shall pay cash in an amount calculated by multiplying the amount of the fractional share times the Conversion Price for such Conversion.

          (e)     Restriction on Conversion. Notwithstanding anything to the contrary contained herein, the Corporation shall not be required to effectuate any Conversion or honor any Conversion Notice to the extent that the requested Conversion would require the Corporation to issue a number of shares of Common Stock in excess of the difference of (i) the total number of shares of Common Stock authorized by the Certificate of Incorporation of the Corporation minus (ii) the total number of shares of Common Stock issued and outstanding (or reserved for other issuance) as of the Conversion Date.

5. ADJUSTMENTS TO CONVERSION PRICE.

          (a)     Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the Conversion of all of the Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock or other similar event, the Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

          (b)     Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the Preferred Shares, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be exchanged for or changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then such Holder shall (A) upon the consummation of such Exchange Transaction, have the right to receive, with respect to any shares of Common Stock which such Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by such Holder, (and without regard to whether such shares contain a restrictive legend or are freely-tradeable) the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction (the "Exchange Consideration"), and (B) upon the Conversion of Preferred Shares occurring subsequent to the consummation of such Exchange Transaction, the Exchange Consideration which such Holder would have been entitled to receive in connection with such Exchange Transaction had such shares been converted immediately prior to such Exchange Transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of such Preferred Shares.

          (c)     Distribution of Assets. If the Corporation shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then Holders of Preferred Shares shall be entitled to receive from the Corporation a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock into which their respective Preferred Shares are convertible as of the record date for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (d)     No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and, at the Corporation's sole discretion, either the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or the Corporation shall pay in cash an amount calculated by multiplying the amount of the fractional share times the Closing Bid Price used to calculate the Conversion Price for such Conversion.

(e) Other Provisions Applicable to Adjustments Under this Section. The following provisions shall be applicable to the adjustments provided for pursuant to this Section 5:

       (i)     When Adjustments To Be Made. The adjustments required by this Section 5 shall be made whenever and as often as any specified event requiring such an adjustment shall occur. For the purpose of any such adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

       (ii)    When Adjustment Not Required. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution to which the provisions of Section 5(a) would apply, but shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(iii) Maximum Conversion Price. Except as provided in Section 5(a) above, at no time shall the Conversion Price per share of Common Stock exceed the Stated Value.

       (iv)    Notice of Adjustments. Whenever the Conversion Price shall be adjusted pursuant to this Section 5, the Corporation shall forthwith prepare a certificate to be executed by the chief financial officer of the Corporation setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated. The Corporation shall promptly cause a signed copy of such certificate to be delivered to each Holder of Preferred Stock at each Holder's last address as it appears upon the stock transfer books of the Corporation.

       (v)     Independent Application. Except as otherwise provided herein, all subsections of this Section 5 are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect without duplication.

6. VOTING RIGHTS.

            Each Holder of Preferred Shares shall be entitled to notice of any stockholders' meeting in accordance with the Corporation's bylaws and, in addition to any voting rights provided by law, shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of the holders of the Common Stock of the Corporation. Each Holder of Preferred Shares shall be entitled to the number of votes equal to the number of shares of Common Stock into which all Preferred Shares held by such Holder could be converted pursuant to Section 4 at the record date for determination of the stockholders entitled to vote on such matters (assuming that an adequate number of shares of Common Stock are available for issuance), or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and, except as otherwise required by law or as provided herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

7. COVENANTS OF THE CORPORATION.

          (a)     The Corporation's Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Common Stock, of which 38,867,308 are issued and outstanding as of the date hereof or otherwise reserved for issuance pursuant to resolutions adopted by the Board. Accordingly, as of the date hereof, there are an insufficient number of shares of Common Stock available for issuance upon conversion of the Preferred Shares authorized by this Certificate of Designation. Accordingly, as promptly as practicable, the Corporation will take all necessary action (whether by means of a reverse stock split, an increase of the number of shares of Common Stock authorized by the Corporation's Certificate of Incorporation, or otherwise) to make a sufficient number of shares of Common Stock available (i) for issuance upon the conversion of the Preferred Shares established hereby and (ii) for issuance of Dividend Payment Shares in order to satisfy the Dividend Payment obligations contained herein.

(b) As long as any of the shares of Preferred Stock are outstanding, the Corporation hereby covenants that:

       (i)     subject to the provisions of Section 7(a) above, a sufficient number of shares of Common Stock will remain authorized under its Certificate of Incorporation and reserved for the issuance of Conversion Shares upon the conversion of the Preferred Shares; and

       (ii)    in the event that the Conversion Price is at any time reduced to a price that is less than the par value of the Corporation's Common Stock, the Corporation will promptly take all necessary action to reduce the par value of the Common Stock to an amount that is less than the then current Conversion Price.

8. MISCELLANEOUS.

          (a)     Transfer of Preferred Shares. A Holder may sell or transfer all or any portion of the Preferred Shares to any Person as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Stock Purchase Agreement. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

          (b)     Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., central time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day or (ii) on the next Business Day after timely delivery to an overnight or express courier that guarantees overnight delivery, addressed to the parties as follows:

If to the Corporation: Trek Resources, Inc. 4924 Greenville Ave., Suite 955 Dallas, Texas 75206 Attn.: Chief Executive Officer Fax: 214-373-8035

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

          (c)     Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Shares at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

          (d)     Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

          (e)     Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

* * * * *

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Designation as of the 2nd day of December, 2002.

TREK RESOURCES, INC.

By: /s/ Michael E. Montgomery Name: Michael E. Montgomery Title: President, Chief Executive Officer,
Chief Financial Officer and
Chairman of the Board

EXHIBIT A
NOTICE OF CONVERSION

               The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the "Preferred Stock"), represented by stock certificate No(s). (the "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of Trek Resources, Inc. (the "Company") according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the "Certificate of Designation"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Date of Conversion:

Number of Shares of Preferred Stock to be Converted:

Applicable Conversion Price:

Number of Shares of Common Stock to be Issued:

Amount of Dividend Accrued through the Conversion Date:

Number of Dividend Payment Shares of Common Stock to be Issued in Lieu of Payment of Cash Dividend, if so Elected by the Corporation:

Name of Holder:

Address:

Signature:

Name:
Title: